UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2013

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on April 1, 2013, Mr. David B. Smith assumed the executive role of Sonic Automotive, Inc.’s (“Sonic”) Vice Chairman.

In addition, as previously announced, on April 1, 2013, Mr. Heath R. Byrd assumed the office of Executive Vice President and Chief Financial Officer to fill a vacancy the created by the resignation of Mr. David P. Cosper. Heath R. Byrd, age 46, has served as Sonic’s Vice President and Chief Information Officer since November 2007 with responsibility for establishing and directing the strategic long-term goals, policies and procedures of Sonic’s business technology department. Prior to joining Sonic, he served in a variety of management positions at HRAmerica, Inc., a workforce management firm that provided customized human resource and workforce development through co-sourcing arrangements (“HRAmerica”), including as a director, as President and Chief Operating Officer and as Chief Financial Officer and Chief Information Officer. HRAmerica is not an affiliate of Sonic.

In connection with his promotion, Mr. Byrd’s base salary was increased to $617,000 effective April 1, 2013. He is eligible to receive perquisites and a performance-based bonus for his performance during 2013 and has been designated as a “Tier 1” participant in the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”) effective April 1, 2013. Mr. Byrd’s bonus for 2013 is based on objective criteria for a performance-based cash bonus under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the performance period January 1, 2013 through December 31, 2013 (the “Performance Period”) established by the Compensation Committee of Sonic’s Board of Directors (the “Compensation Committee”).

The specific annual performance goals established by the Compensation Committee are based upon the achievement of defined adjusted earnings per share levels during the 2013 calendar year and customer satisfaction performance levels. If the minimum performance level specified by the Compensation Committee for a particular performance component is not achieved, Mr. Byrd will not receive any cash bonus for that performance component pursuant to the Incentive Compensation Plan. For performance between specified levels within a performance component, Mr. Byrd will receive a bonus equal to a pro rata amount of the bonus level between the two applicable specified levels.

Under the defined adjusted earnings per share component, Mr. Byrd will be eligible to receive a cash bonus ranging from 50% to a maximum of 150% of his base salary earned during the Performance Period, if Sonic achieves the defined adjusted earnings per share target levels.

Under the customer satisfaction performance component, Mr. Byrd will be eligible to receive a cash bonus ranging from 5% to a maximum of 25% of his base salary earned during the Performance Period, if established percentages of Sonic’s dealerships meet or exceed customer satisfaction performance objectives, as reported by the respective manufacturers for such brands.

Mr. Byrd also holds 40,187 performance-based restricted stock units under the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). As provided in the Stock Incentive Plan, these restricted stock unit awards generally remain subject to forfeiture for three years from the date of grant based on continuation of employment and violation of any restrictive covenants contained in any agreement between Sonic and Mr. Byrd. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined adjusted earnings per share performance for the 2013 calendar year. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock following vesting. These awards vest in three annual installments, with twenty-five percent (25%) of the shares vesting on March 31, 2014, thirty percent (30%) of the shares vesting on March 22, 2015 and forty-five percent (45%) of the shares vesting on March 22, 2016. These awards will not be eligible for dividend equivalents or voting rights prior to vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: April 2, 2013

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